Exhibit 16.1

December 14, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street NE

Washington, DC 20549

Re: LGBTQ Loyalty Holdings, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 14, 2022, of LGBTQ Loyalty Holdings, Inc. (“the Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Haynie & Company
Salt Lake City, Utah